Exhibit 99.1
ISBA Announces Second Quarter 2016 Earnings

Mt. Pleasant, Michigan, July 26, 2016 - Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced the Corporation’s second quarter 2016 earnings results. The Corporation reported net income of $3.41 million for the quarter ended June 30, 2016.
“In the second quarter of 2016, Isabella Bank continued to deliver positive results with a large portion of our stated growth in our loan portfolio which increased $69.10 million over year-end,” stated Jae Evans, Chief Executive Officer for Isabella Bank Corporation. “We are committed to increasing earnings and dedicated to providing long term sustainable growth to enable us to increase shareholder value.”
Net Income
The Corporation's second quarter 2016 net income of $3.41 million resulted in earnings per common share of $0.44, compared to $4.10 million and $0.53 for the second quarter 2015. During the six month periods ended June 30, 2016 and 2015, we reported net income of $6.42 million and $7.77 million, and earnings per common share of $0.82 and $1.00, respectively. While interest income for the first six months of 2016 increased $501,000 in comparison to the same period in 2015, our net income and earnings per common share declined as a result of changes in the provision for loan losses. During the first six months of 2016, net loan recoveries of $32,000 and the increase in gross loans during the period of $69.10 million resulted in recording a provision for loan losses in the amount of $168,000. By contrast, during the first six months of 2015, net recoveries of $161,000 and a reduction in gross loans during the period of $4.72 million resulted in a reversal of the provision for loan losses in the amount of $1.261 million.
Assets
As of June 30, 2016, total assets increased to $1.68 billion and assets under management grew to $2.37 billion - which includes loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $691.72 million.
Loans
The Corporation's growth in the loan portfolio over the six month period ended June 30, 2016 was largely driven by an increase in the commercial loan portfolio of $51.99 million. Strategies the Corporation implemented during the second quarter of 2016 related to residential mortgage and consumer loans also contributed to the increased volume. Residential mortgage loans and consumer loans at the end of the second quarter 2016 were $255.12 million and $37.59 million, compared to $251.50 million and $34.70 million as of December 31, 2015. In the second quarter of 2016, the Corporation streamlined delivery channels for direct and indirect loans in order to attract new customers and generate growth in the consumer loan portfolio.
Net Interest Income
During the first six months of 2016, net interest income increased by $501,000 in comparison to the same period in 2015. The loan growth previously mentioned, contributed $455,000 to the increase in net interest income.
The Corporation's net yield on interest earning assets remained historically low at 2.97% for the six month period ended June 30, 2016. With no anticipated increases in short term interest rates by the Federal Reserve Bank, no significant improvements in the net yield on interest earning assets are expected in the short term. An increase in net interest income will occur only through continued strategic growth in loans, investments, and other income earning assets.
Dividend
During the second quarter of 2016, the Corporation paid a $0.24 per common share cash dividend which represented a 4.35% increase over the per common share cash dividend for the second quarter of 2015. Based on the Corporation's average stock price of $27.78 for the month of June 2016, the annualized cash dividend yield was 3.46%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is headquartered in Mt. Pleasant, Michigan. Isabella Bank, the Corporation’s banking subsidiary, employs more than 400 individuals has 29 locations throughout seven Mid-Michigan counties and has been recognized on the Detroit Free Press list of “Top 100 Workplaces” for the past three years.
For further information regarding Isabella Bank Corporation, please visit isabellabank.com.

This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.